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                                                                      EXHIBIT 99


      WILLBROS GROUP, INC.                           [WILLBROS GROUP, INC. LOGO]


                                           CONTACT: Michael W.  Collier
                                                    Investor Relations Manager
NEWS RELEASE                                        Willbros USA, Inc.
                                                    (713) 403-8016

                                                    Jack Lascar / Partner
FOR IMMEDIATE RELEASE                               DRG&E
                                                    (713) 529-6600



                  WILLBROS REPORTS SECOND QUARTER 2004 RESULTS

HOUSTON, TEXAS - AUGUST 9, 2004 - Willbros Group, Inc. (NYSE: WG) today reported for the quarter ended June 30, 2004 a net loss of $0.5 million, or ($0.02) per share on revenue of $116.0 million.

SECOND QUARTER 2004

         During the second quarter of 2004, Willbros changed the way its operating results are reported by establishing two separate operating segments:
Engineering & Construction ("E&C") and Facilities Development and Operations ("Facilities"). Facilities is comprised mainly of the recently constructed Opal Gas Plant that began commercial operations in the second quarter of 2004, fuel depot facilities and a 10 percent equity interest in a joint venture in Venezuela to provide water injection services. The majority of the Company's operations continue to be comprised of the E&C segment. The former Specialty Services line of business is part of the newly created E&C segment.

         Revenue for the second quarter of 2004 was $116.0 million compared to $122.9 million during the second quarter of 2003. The 5.6 percent decline in second quarter revenue was driven by a decrease in Engineering and Construction work, partially offset by an increase in Facilities activity. Second quarter revenue includes $6.3 million for the previously announced settlement of contract variations for a project in Latin America.
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E&C revenue for the second quarter decreased to $108.7 million from $121.9 million for the same period last year. Facilities revenue in the second quarter increased to $7.3 million from $1.0 million for the same period last year. The decline in E&C activity was driven by delays in project awards and temporary suspension of projects in the Olero Creek region of Nigeria, reduced activity on the Ameriven terminal project in Venezuela and the completion of the Chad-Cameroon pipeline project in 2003, partially offset by additional revenue in the Middle East. The revenue increase in Facilities was entirely due to the start-up of the Opal Gas Plant.

         Net loss for the second quarter of 2004 was $0.5 million or ($0.02) per share on 20.9 million shares, compared to net income of $4.1 million or $0.20 per diluted share on 20.8 million shares during the same period last year. Earnings per share were positively impacted by $0.23 from the final resolution of our outstanding contract variations on a Latin American project. The loss for the quarter resulted from lower revenue and higher G&A expense and taxes. The second quarter results were also negatively impacted by lower contract margins in Venezuela and Nigeria due to quality issues with locally sourced material in the first instance and start-up costs related to a new fabrication yard to provide local content for "deepwater" marine facilities in West Africa.

         EBITDA(1) for the second quarter of 2004 was $9.0 million compared to $8.1 million in 2003. The increase in EBITDA(1) in the second quarter of this year was mainly driven by the operating income contribution of the contract variation settlement and the Opal facility.

         In the current quarter, the Company recognized $2.9 million in income tax expense on $2.4 million of pre-tax income. Income tax expense on the settlement of the Latin American contract variations accounted for $2.4 million of the total income tax expense for the second quarter of 2004. The balance of the income tax provision is the result of accruing income taxes in those countries where taxes are calculated and paid based upon revenue versus pre-tax income.
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         Backlog(2) was $415.3 million as of June 30, 2004 and is the highest level since our previous record backlog of $407.6 million in December 2001. At March 31, 2004 backlog was $204.5 million. Total new bookings for the second quarter of 2004 stood at $326.9 million.

         Michael F. Curran, Chairman and Chief Executive Officer, commented, "Our second quarter results were impacted by delays in negotiation and execution of anticipated contracts and those delays are expected to negatively impact the second half of 2004. The announcement of approximately $325 million in new contract awards this quarter gives us visibility and optimism about our 2005 results."

YEAR-TO-DATE 2004

         The Company reported $218.3 million in revenue for the first six months of 2004, compared to $221.8 million during 2003. The decrease in revenue was driven by lower E&C activity which was offset by increased Facilities revenue from the Opal Gas Plant. E&C revenue for the first half of 2004 was $210.1 million, which includes the positive impact of the $6.3 million in revenue from settlement of contract variations, compared to $219.3 million during 2003. Year-to-date, Facilities revenue increased to $8.2 million compared to $2.5 million during 2003.

         Operating results for the first half of 2004 were a loss of $0.7 million or ($0.03) per share, compared to net loss of $0.4 million or ($0.02) per share during the same period last year.

         EBITDA(1) for the first half of 2004 increased to $14.6 million compared to $8.6 million for the same period last year. The increase in EBITDA(1) for the first half of this year was due primarily to the settlement of contract variations.

OUTLOOK

         Warren L. Williams, Senior Vice President and Chief Financial Officer, commented, "In mid-July, revenue guidance for 2004 was reduced to a range of $430 to


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$475 million, down from the previous guidance of $525 to $575 million due primarily to contract delays.

         "The Company's current revenue forecast is dependent upon the timely award of additional project work, which is currently under negotiation, including projects characterized as "highly confident" in previous press releases. As a result of the reduced revenue levels and the issues outlined above, the Company continues to expect a reduction in contract margin from 18 percent to 16 percent for 2004. Also in mid-July, Willbros revised its 2004 guidance expecting full year 2004 results to range from $0.15 earnings per share to a loss of ($0.27) per share. Based on preliminary July activity and the fact that almost all of the $326.9 million in recently announced awards will not contribute until the fourth quarter, we now expect earnings for the third quarter of 2004 to range from a loss of ($0.35) to a loss of ($0.40) per share on revenue of $80 to $85 million."

         Mr. Curran added, "The new contract awards we announced in mid-July are creating greater visibility for 2005 and we continue to negotiate with clients on projects with an aggregate value in excess of $450 million. In addition to those projects, we have two additional prospects in North America for companies for which we are currently performing engineering or project management services. These two projects, comprising almost 300 miles of large diameter pipeline, have a value in excess of $500 million which would provide visibility into 2006 and beyond."

CONFERENCE CALL

         Willbros has scheduled a conference call for August 10, 2004, at 9:30 a.m. eastern time. To participate in the conference call, dial (303) 262-2211 at least ten minutes before the call begins and ask for the Willbros conference call. A replay of the conference call will be available through August 24, 2004. To access the replay, dial 303-590-3000 using the pass code of 11004088.

         Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.willbros.com. To listen to the live call on the web, please visit the web site at least 15 minutes early to register,


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download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call and for a period of 12 months.

         Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing engineering and construction services, and facility development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

      (1) EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company's results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibits to this release.

      (2) Backlog is anticipated contract revenue from contracts for which award is either in hand or assured.



This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

         (Table to Follow)
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                              WILLBROS GROUP, INC.
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     THREE MONTHS ENDED         SIX MONTHS ENDED
                                                          JUNE 30                   JUNE 30
                                                   ----------------------    ----------------------
                                                      2004         2003         2004         2003
                                                   ---------    ---------    ---------    ---------
Statement of Income Data
     Contract revenue
        Engineering & Construction                 $ 108,654    $ 121,895    $ 210,091    $ 219,318
        Facilities Development & Operations            7,349          969        8,250        2,482
                                                   ---------    ---------    ---------    ---------
                                                     116,003      122,864      218,341      221,800
     Contract cost
        Engineering & Construction                    90,802      105,887      177,391      194,543
        Facilities Development & Operations            5,126          298        5,241          781
                                                   ---------    ---------    ---------    ---------
                                                      95,928      106,185      182,632      195,324
     Contract income
        Engineering & Construction                    17,852       16,008       32,700       24,775
        Facilities Development & Operations            2,223          671        3,009        1,701
                                                   ---------    ---------    ---------    ---------
                                                      20,075       16,679       35,709       26,476
        Depreciation and amortization                  5,759        5,524       11,074       11,192
        General and administrative                    11,216        8,645       21,618       17,625
                                                   ---------    ---------    ---------    ---------
     Operating income (loss)                           3,100        2,510        3,017       (2,341)
     Other income (expense):
        Interest - net                                  (842)        (387)      (1,228)        (786)
        Other - net                                      160           66          522         (288)
                                                   ---------    ---------    ---------    ---------
                                                        (682)        (321)        (706)      (1,074)
                                                   ---------    ---------    ---------    ---------
     Income (loss) before income taxes                 2,418        2,189        2,311       (3,415)
     Provision (benefit) for income taxes              2,911       (1,936)       3,036       (2,967)
                                                   ---------    ---------    ---------    ---------
     Net income (loss)                             $    (493)   $   4,125    $    (725)   $    (448)
                                                   =========    =========    =========    =========
     Earnings (loss) per share:
        Basic                                      $    (.02)   $     .20    $    (.03)   $    (.02)
                                                   =========    =========    =========    =========
        Diluted                                    $    (.02)   $     .20    $    (.03)   $    (.02)
                                                   =========    =========    =========    =========

Cash Flow Data Cash provided by (used in):

        Operating activities                       $  (1,713)   $  19,877    $  (8,679)   $  (2,814)
        Investing activities                          (7,132)      (8,402)     (18,527)     (13,288)
        Financing activities                           9,957          723       52,765          777

Other Data
     Weighted average shares outstanding:
        Basic                                         20,887       20,655       20,814       20,634
        Diluted                                       20,887       20,845       20,814       20,634
     EBITDA                                        $   9,019    $   8,100    $  14,613    $   8,563
     Capital expenditures                              7,406        8,726       18,819       14,002

Reconciliation of Non-GAAP Financial Measure
     Net income (loss)                             $    (493)   $   4,125    $    (725)   $    (448)
     Interest - net                                      842          387        1,228          786
     Income taxes                                      2,911       (1,936)       3,036       (2,967)
     Depreciation and amortization                     5,759        5,524       11,074       11,192
                                                   ---------    ---------    ---------    ---------
     EBITDA                                        $   9,019    $   8,100    $  14,613    $   8,563
                                                   =========    =========    =========    =========

------------------------------------------------------------    ---------    ---------    ---------

Balance Sheet Data                                  06/30/04     03/31/04     12/31/03
                                                   ---------    ---------    ---------
     Cash and cash equivalents                     $  46,528    $  45,416    $  20,969
     Working capital                                 146,691      127,064       90,366
     Total assets                                    366,527      362,526      311,422
     Total debt                                       74,088       64,387       18,322
     Stockholders' equity                            212,360      211,501      210,281

Backlog Data                                         415,349      204,487      224,712
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